Exhibit 23.2

To the Board of Directors and Shareholders

Sysco Corporation

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sysco Corporation for the registration of securities and to the incorporation by reference therein of our reports dated August 30, 2011 (except for Note 1, Note 19, Note 20 and Note 21, and the consolidated results of operations as to which the date is November 8, 2011), with respect to the consolidated financial statements of Sysco Corporation, and the effectiveness of internal control over financial reporting of Sysco Corporation, included in its Form 8-K dated November 8, 2011 for the year ended July 2, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
February 17, 2012